Exhibit 10.12

Form of Nonqualified Stock Option Agreement

AMENDED AND RESTATED REVLON, INC. STOCK PLAN

STOCK OPTION AGREEMENT, dated as of [                     , 200    ] (the "Agreement"), between Revlon, Inc., a Delaware corporation, or its Affiliate executing this Agreement ("Revlon" and, together with its Affiliates, the "Company"), and the individual whose name appears on the signature page hereof (the "Optionee").

Revlon's Compensation and Stock Plan Committee (the "Committee") has determined that the objectives of the Amended and Restated Revlon, Inc. Stock Plan (the "Plan") will be furthered by granting to the Optionee an option pursuant to the Plan.

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:

SECTION 1.    Grant of Option.    Subject to Section 11 of this Agreement, the Company hereby grants to the Optionee a "nonqualified" stock option to purchase the number of shares of Common Stock (as defined in the Plan) set forth on Schedule 1 hereto at a purchase price per share set forth on Schedule 1 hereto.

SECTION 2.    Exercisability.    For so long as the option shall not be cancelled or otherwise remains exercisable pursuant to the terms of the Plan and this Agreement, the option shall be exercisable as set forth on Schedule 1 hereto and in accordance with this Section 2. The option shall not be exercisable prior to [                     , 200  ], and shall become cumulatively exercisable with respect to 25% of the shares of Common Stock subject thereto, rounded down to the next lower full share, on [                     , 200  ], and with respect to an additional 25% of the shares of Common Stock subject thereto, rounded down to the next lower full share, on each of [                     , 200    ] and [                     , 200  ], and shall become 100% exercisable on [                     , 200  ], and, except to the extent otherwise provided herein or in the Plan, shall remain 100% exercisable until the day prior to the seventh anniversary of the date of grant and shall terminate and cease to be exercisable on the seventh anniversary of the date of grant.

SECTION 3.    Method of Option Exercise; Involuntary Option Cash-Out; Replacement Option.

(a)    The option or any part thereof may be exercised only by giving to the Company and to Smith Barney Stock Plan Services, a division of Citigroup Global Markets Inc. ("SSB") in its capacity as external Plan administrator, or such other external Plan administrator as the Company may designate from time to time, written notice of exercise by such means as the Company may determine from time to time. Full payment of the purchase price shall be made on or before the option exercise date by any combination of the following: (i) by certified or official bank check or, in the Committee's discretion, by personal check (subject to collection) payable to the Company; (ii) by the assignment of proceeds from the sale of Common Stock in the manner provided in the Plan; or (iii) by delivery of shares of Common Stock already owned by the Optionee for at least six months prior to the option exercise date, subject to the terms and conditions set forth in the Plan.

(b)    The Optionee shall have no right to receive shares of Common Stock with respect to an option exercise prior to the option exercise date. For purposes of this Agreement, unless the Committee otherwise determines, the option exercise date shall be the later of: (i) the sixth business day immediately following the date written notice of exercise is received by the Company and SSB in its capacity as external Plan administrator, or such other Plan administrator as the Company may designate from time to time, if any; and (ii) the date payment with respect to such option exercise is received.

(c)    At any time prior to the issuance of shares of Common Stock with respect to the option exercise, the Committee, in its sole discretion, shall have the right, by written notice to the Optionee, to cancel such option or any part thereof if the Committee, in its sole judgment, determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company's acquisition of Common Stock from the public markets, the Company's issuance of Common Stock to the Optionee, the Optionee's acquisition of Common Stock from the Company and/or the Optionee's sale of Common

Stock to the public markets illegal, impracticable or inadvisable. If the Committee so determines to cancel the option or any part thereof subject to the written notice of exercise, the Company shall pay to the Optionee an amount equal to the excess of (i) the aggregate fair market value of the shares of Common Stock subject to the option or part thereof canceled (determined as of the option exercise date), over (ii) the aggregate option exercise price of the option or part thereof canceled. Such amount shall be delivered to the Optionee as soon as practicable after such option or part thereof is canceled.

SECTION 4.    Termination of Employment.

(a)    Except to the extent otherwise provided in accordance with this Section 4, the portions of this option that are exercisable as of the date of the Optionee's termination of employment with the Company and its affiliates may continue to be exercised for a period of ninety days from and including the date of termination of employment, but no additional portions of this option shall become exercisable following the date of such termination of employment and such unexercisable portions shall be canceled on the date of such termination of employment.

(b)    If the Optionee resigns employment otherwise than for "good reason", "cause" or any like term as defined under any employment agreement between the Company and the Optionee (which terms specify the Optionee's right to terminate the term of such employment agreement), or the Company terminates the Optionee's employment for "good reason" as defined in the Revlon Executive Severance Policy as in effect from time to time (or for "cause" or any like term in any applicable employment agreement), then this option shall cease to be exercisable and shall automatically be canceled on the date of such termination of employment.

(c)    If the Optionee voluntarily retires with Company consent or the Optionee's employment is terminated due to permanent disability (in each case as determined by the Committee), the portions of this option that are exercisable as of the date of the Optionee's voluntary retirement or termination of employment with the Company may continue to be exercised for a period of one year from and including such date of voluntary retirement or termination of employment, but no additional portions of this option shall become exercisable following such date of such voluntary retirement or termination of employment and such unexercisable portions shall be canceled on the date of such voluntary retirement or termination of employment. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a longer or shorter period for exercise of this option or may permit the Optionee to continue vesting under this option if the Optionee's employment terminates solely because the Optionee's employer ceases to be an Affiliate of the Company or because the Optionee transfers employment with the Company's consent to a purchaser of a business disposed of by the Company.

(d)    If the Optionee's employment terminates by reason of death, or if the Optionee's employment terminates under circumstances providing for continued exercisability under subsection (a) or (c) and the Optionee dies within the period described in subsection (a) or (c), the portions of this option that are exercisable as of the date of the Optionee's death may continue to be exercised by the person to whom this option has passed, under the Optionee's will (or if applicable, pursuant to the laws of descent and distribution), for a period of one year from and including the date of death, but no additional portions of this option shall become exercisable either following the date of such death as respects an Optionee whose employment or services terminates by reason of death, or the date provided in subsection (a) or (c) as respects an Optionee whose death occurs during the period of continued exercisability provided in subsection (a) or (c), and such unexercisable portions shall be canceled either on the date of such death as respects an Optionee whose employment or services terminates by reason of death, or the date provided in subsection (a) or (c) as respects an Optionee whose death occurs during the period of continued exercisability provided in subsection (a) or (c).

(e)    Nothing in the Plan or this Agreement shall confer upon the Optionee or any other person the right to continue in the employment of the Company or any of its Affiliates or affect any right which the Company or any of its Affiliates may have to terminate the employment of the Optionee or any other person.

(f)    If the Optionee ceases employment with the Company and accepts employment with a competitor in violation of the Company's Employee Agreement as to Confidentiality and Non-Competition, as in effect from time to time, or any other non-competition agreement or covenant executed by the Optionee, then profits realized from exercise of any portion of the option during the 12-month period prior to the date of termination shall be repaid by the Optionee to the Company, in cash, within ten (10) days of such acceptance of employment and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Optionee.

SECTION 5.    Withholding Tax Requirements.    Whenever under the Plan, or this Agreement, shares of Common Stock are to be delivered upon the exercise of an option, the Committee may determine that, as a condition of delivery, the Optionee shall satisfy all withholding tax requirements related to such option in accordance with Section 3.4 of the Plan. By entering into this Agreement, the Optionee hereby agrees that, if the Committee shall make such determination, then (a) the Optionee shall remit, in cash, the full amount necessary to satisfy such tax requirements within 15 days after his or her receipt of a statement for such amount from the Company and/or (b) the Company shall be entitled to withhold the amount of any such tax requirements from any other compensation, expense reimbursement or other payments due to the Optionee, and to refuse to recognize such option exercise until full satisfaction of such tax requirements. Notwithstanding the foregoing, the Company shall have the right to determine from time to time alternative methods to satisfy such withholding tax requirements related to such option, including, but not limited to, the methods set forth in Section 3.4(b) of the Plan. The Optionee further agrees and acknowledges that all other taxes, duties and fees related to such option exercise are for the Optionee's own account and must be paid directly by the Optionee.

SECTION 6.    Plan Provisions to Prevail.    This Agreement shall be subject to all of the terms and provisions of the Plan, which are incorporated herein and made a part hereof, including, without limitation, the provisions of Section 2.9(c) of the Plan (generally prohibiting the sale of shares not owned or immediately issuable and failure to duly deliver shares in settlement), Section 3.2 of the Plan (generally relating to consents required by securities and other laws), Section 3.5 of the Plan (relating to changes in capitalization) and Section 3.11 of the Plan (generally relating to the effects of certain reorganizations and other extraordinary transactions). Any term defined in the Plan shall have the same meaning in this Agreement. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

SECTION 7.    Optionee's Acknowledgment.    By entering into this Agreement, the Optionee agrees and acknowledges that (a) he or she has received, read and understood a copy of the Plan, including Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards), and this Agreement and accepts this option upon all of the terms thereof, and (b) that no member of the Committee shall be liable for any Plan Action (as defined in the Plan), including without limitation any action or determination made in good faith with respect to the Plan or any Award thereunder or under this Agreement. The Optionee has reviewed with his or her own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement.

SECTION 8.    Nontransferability.    No right granted to the Optionee under the Plan or this Agreement shall be assignable or transferable by the Optionee (voluntarily or by operation of law), other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, all rights granted to the Optionee under the Plan or under this Agreement shall be exercisable only by the Optionee.

SECTION 9.     No Rights as a Stockholder.    No Optionee or other person exercising an option shall have any of the rights of a stockholder of the Company with respect to shares subject to an option until the issuance of a stock certificate to such person for such shares.

SECTION 10.    Legend on Certificates.    The certificates representing the shares issued by exercise of the option may be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on the sale or transfer of shares.

SECTION 11.    Conditions.

(a)    Notwithstanding anything contained in this Agreement to the contrary, the grant of the option pursuant to Section 1 hereof is conditioned upon and subject to the Optionee's execution and delivery to the Company of an executed copy of this Agreement.

(b)    By entering into this Agreement and as a condition for receiving the grant of the option pursuant to Section 1 hereof, the Optionee agrees to fully comply in all respects with the terms of the Company's Employee Agreement as to Confidentiality and Non-Competition, whether or not the Optionee is a signatory thereof, with the same effect as if the same were set forth herein in full. A copy of the Employee Agreement as to Confidentiality and Non-Competition is attached hereto and made a part hereof.

(c)    The option which is the subject of this Agreement was granted under the Plan on [                 , 200  ] subject to the approval of the Plan by the Company's stockholders at the Company's Annual Meeting of Stockholders on [                 , 200  ], which approval was granted.

SECTION 12.    Notices.    Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Treasurer of Revlon, with copies to the Executive Vice President, Chief Legal Officer and General Counsel and the Director of Compensation and Benefits, each at 237 Park Avenue, New York, NY 10017, or at such other address as the Company may hereafter designate to the Optionee by notice as provided herein. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth below, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when received by personal delivery or by registered or certified mail to the party entitled to receive the same.

SECTION 13.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 3.3 of the Plan and Section 8 of this Agreement, the heirs and personal representatives of the Optionee.

SECTION 14.    Governing Law.    This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

SECTION 15.    Modifications to Agreement; Waivers.    This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and the Optionee. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 16.    Other Company Actions.    Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the option granted under this Agreement. Neither the Optionee nor any other person shall have any claim against the Company as a result of any such action.

SECTION 17.    Committee Authority.    The Committee shall have full authority to interpret, construe and administer the terms of this Agreement in its sole discretion. The determination of the Committee as to any such matter of interpretation, construction or administration shall be final, binding and conclusive on all parties.

SECTION 18.    No Violation of Securities Laws; Securities Trading Policy.

(a)    The Company shall not be obligated to make any payment or permit any sale of stock subject to an option hereunder if such payment, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Common Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.

(b)    It is understood and agreed that under the Company's Confidentiality of Information and Securities Trading Policy, as is in effect from time to time (the "Trading Policy"), employees and Directors of the Company, including grantees of options, may be restricted from selling shares of Common Stock during certain "restricted periods." As of the date of this Agreement, the "restricted periods" commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company's earnings for the prior quarter (this period may change from time to time). Accordingly, the grantee's ability to "sell shares" to pay the exercise price of such option may be restricted.

SECTION 19.    Severability.    Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the sole discretion of the Committee, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

SECTION 20.    Headings.    The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

SECTION 21.    Fractional Shares.    No fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and the Committee in its sole discretion shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether any rights to any fractional share shall be canceled, terminated, or otherwise eliminated without payment of any consideration.

SECTION 22.    Entire Agreement.    This Agreement and the Plan contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations, written or oral, in respect thereto. Neither the Company nor the Committee nor the Optionee have made any promises, agreements, conditions or understandings, either orally or in writing, concerning the option grant that are not included in this Agreement or the Plan.

SECTION 23.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REVLON, INC.
By:

Name: Title:

(Signature of Optionee)

(Printed Name)

(Address)